Exhibit 10.1

Spherix Incorporated

May 25, 2010

Claire L. Kruger, Ph.D., D.A.B.T.

Chief Executive Officer and

Chief Operating Officer

Spherix Incorporated

6430 Rockledge Drive, Suite 503

Bethesda, MD  20817

Dear Claire:

This letter will evidence our agreement to amend your employment letter agreement with Spherix Incorporated (the “Company”) dated as of August 15, 2007 (the “original letter”).

The provisions of Sections 6.5 and 7 of the original letter are deleted in their entirety and the following are substituted in lieu thereof:

“6.5.        Change of Control and Change of Control Period Defined.

“Change of Control” means:

(i)            if any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such Company; or

(ii)           if a majority of members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; or

(iii)          if there is a change in the ownership of a substantial portion of the Company’s assets occurring on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions (for this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets).

6430 Rockledge Drive, Suite 503

Bethesda, MD  20817

Tel.:  (301) 897-2540; Fax:  (301) 897-2567

http://spherix.com

(iv)          “Change of Control Period” means the three (3) months period following a Change of Control; provided, that for purposes of this letter agreement there can be no more than one Change of Control Period.

7.             PAYMENTS UPON TERMINATION OF EMPLOYMENT

7.1.          If your employment is terminated by death, the Company terminates your employment for Disability or for Cause, or except as set forth in Section 7.2 (ii) hereof, you terminate your employment without Good Reason, the Company shall:

(a)           pay to you (or in the event of termination of employment by reason of your death, your legal representative or your estate if no representative has been appointed) in a lump sum in cash, within thirty (30) days after the date of termination, or as otherwise provided in this Section 7.1, any portion of your base salary through the date of termination that has not been paid plus any outstanding expenses due to you; and

(b)           make available to you (or your eligible dependents) any rights to continued health and welfare benefits provided by law at your (or your eligible dependents) expense (i.e., COBRA) or payable to you under the terms of such plans and programs in effect immediately prior to your death or Disability.

7.2.          If your employment is terminated: (i) by the Company other than for Cause; (ii) by either the Company or you contemporaneously with or during the Change of Control Period; (iii) by the Company and it is reasonably demonstrated that such termination of employment (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (b) otherwise arose in connection with or in anticipation of a Change of Control; or (iv) by you for Good Reason, the Company shall:

(a)           pay to you, in accordance with the Company’s payroll procedures, an amount equal to twelve (12) months of your then-existing base salary in lieu of any severance under the Company’s Severance Plan, payable over the twelve (12) month period following the date of termination; and

(b)           pay twelve (12) months of health and welfare (COBRA) benefits that provide you with coverage comparable to other executives that are employed by the Company during that time.”

Spherix Incorporated

6430 Rockledge Drive, Suite 503, Bethesda, MD 20817

Tel.: 301-897-2540 • Fax: 301-897-2567

Your base salary has been increased to $22,500.00 per month ($270,000.00 annualized).

In all other respects, the provisions of the original letter are ratified and confirmed as of the date hereof.

Sincerely,

/s/ Aristides Melissaratos
Aristides Melissaratos
Chairman of Compensation Committee

ACCEPTANCE

I accept the foregoing amendment to my employment letter agreement with Spherix Incorporated under the terms set forth herein:

/s/ Claire L. Kruger
Claire L. Kruger, Ph.D., D.A.B.T.